Exhibit 99.0

UNION BANKSHARES CORPORATION

NON-EMPLOYEE DIRECTORS’ STOCK PLAN

ARTICLE I

Establishment, Purpose, and Duration

1.1 Establishment of the Plan. Union Bankshares Corporation, a Virginia corporation (the “Company”), hereby establishes a compensation plan for Non-Employee Directors of the Company and its Subsidiaries to be known as the “Union Bankshares Corporation Non-Employee Directors’ Stock Plan,” as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Restricted Stock to Non-Employee Directors of the Company or its Subsidiaries.

The Plan was originally adopted by the Board of Directors of the Company on May 22, 1997 (the “Effective Date”) and amended on December 19, 2002.

1.2 Purpose of the Plan. The Plan is intended to promote a greater identity of interest between Non-Employee Directors and the Company’s shareholders by increasing such directors’ proprietary interest in the Company through receipt of Awards as additional compensation or in lieu of cash payments for a portion of each Non-Employee Director’s fees.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article IX herein, until December 31, 2012, at which time it shall terminate except with respect to Awards made prior to, and outstanding on, that date which shall remain valid in accordance with their terms.

ARTICLE II

Definitions

2.1 Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

(b) “Automatic Grant Date” means December 1 or the first trading day thereafter.

(c) “Award” means, individually or collectively, a grant under this Plan of Restricted Stock.

(d) “Award Date” or “Grant Date” means the date on which an Award is made by the Committee under this Plan.

(e) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(f) “Board” or “Board of Directors” means the Board of Directors of the Company, unless otherwise indicated.

(g) “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) any Person (other than the Company, any Subsidiary, a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or its Subsidiaries), who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) if, at any time after the Effective Date, the composition of the Board of Directors of the Company shall change such that a majority of the Board of the Company shall no longer consist of Continuing Directors; or

(iii) if at any time, (A) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (B) any Person shall consolidate with or merge with the Company, and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (C) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (D) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the committee of the Board of Directors established and appointed by the Board to administer the Plan pursuant to Article III herein. Unless otherwise determined by the Board of Directors of the Company, each member of the Committee shall be a director that the Board has determined to be an “independent director” under applicable listing standards and who meets the independence requirements of the Securities and Exchange Commission.

(j) “Company” means Union Bankshares Corporation, or any successor thereto as provided in Article X herein.

(k) “Continuing Director” means an individual who was a member of the Board of Directors of the Company on the Effective Date or whose subsequent nomination for election or re-election to the Board of Directors of the Company was recommended or approved by the affirmative vote of two-thirds of the Continuing Directors then in office.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Non-Employee Director” means each member of the Board or a Subsidiary board of directors who is not a full-time employee of the Company or any Subsidiary.

(n) “Participant” means a Non-Employee Director who is granted an Award under the Plan.

(o) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article VI herein.

(p) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act.

(q) “Plan” means the Union Bankshares Corporation Non-Employee Directors’ Stock Plan, as described and as hereafter from time to time amended.

(r) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VI herein.

(s) “Stock” or “Shares” means the common stock of the Company.

(t) “Subsidiary” shall mean a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries.

ARTICLE III

Administration

3.1 The Committee. The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made; (ii) to construe and interpret the Plan; (iii) to establish, amend or waive rules or regulations for the Plan’s administration; (iv) the termination of any

Period of Restriction; and (v) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

3.2 Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4 Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act.

3.5 Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

ARTICLE IV

Stock Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 100,000. Except as provided in Sections 4.2 herein, the issuance of Shares under the Plan shall reduce the number of Shares available for future Awards under the Plan.

4.2 Lapsed Awards or Forfeited Shares. If any Award granted under this Plan (for which no material benefits of ownership have been received, including dividends) terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards (for which no material benefits of ownership have been received, including dividends) are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan.

4.3 Capital Adjustments. The number and class of Shares subject to each outstanding Award, and the aggregate number and class of Shares for which Awards thereafter may be made shall be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company. To the extent required to avoid a charge to earnings for financial accounting purposes, adjustments made by the Committee pursuant to this Section 4.3 to outstanding Awards shall be made so that that the aggregate intrinsic value of an Award immediately after the adjustment is not greater than or less than the Award’s aggregate intrinsic value before the adjustment.

ARTICLE V

Eligibility

Persons eligible to participate in the Plan include all Non-Employee Directors.

ARTICLE VI

Awards to Non-Employee Directors

6.1. Stock Awards. On the Automatic Grant Date, each Non-Employee Director shall automatically receive an Award (“Automatic Stock Award”) of such number of Shares as shall be determined pursuant to the policy of board fees adopted by the Board, or such lesser or greater number as the Board may determine from time to time for Non-Employee Directors as a whole or for any class of Non-Employees Directors. Notwithstanding the foregoing, a person serving as a Non-Employee Director shall only receive one Automatic Stock Award per year. In addition, the Committee is authorized to grant an Award of Shares to a Non-Employee Director at such time or times as it deems appropriate, and to set the Grant Date thereof.

6.2 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares.

ARTICLE VII

Change in Control

In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion may, at the time the Award is made, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the realization of any such Award so that such Award may be realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the realization of such Participant’s rights had such Award been currently payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

ARTICLE VIII

Modification, Extension and Renewals of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board, accept the surrender of outstanding Awards granted under the Plan and authorize the granting of new Awards pursuant to the Plan in substitution therefor, and the substituted Awards may specify a longer term than the surrendered Awards or may contain any other provisions that are authorized by the Plan. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.

ARTICLE IX

Amendment, Modification and Termination of the Plan

9.1 Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

9.2 Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Section 4.3 herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE X

Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XI

General

11.1 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchange or system as may be required.

11.2 Effect of Plan. The establishment of the Plan shall not confer upon any Non-Employee Director any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the services of any Non-Employee Director, nor is it a contract between the Company or any of its Subsidiaries and any Non-Employee Director. Participation in the Plan shall not give any Non-employee Director any right to be retained in the service of the Company or any of its Subsidiaries.

11.3 Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

11.4 Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia.

11.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.